Exhibit 10.3

8 September 2020

GOLDEN BULL LIMITED
(as the Seller)

and

SHARP WHALE LIMITED
鯨銳有限公司
(as the Purchaser)

SHARE PURCHASE AGREEMENT

Content

i

THIS AGREEMENT dated September 8, 2020 and is made

BETWEEN

1	Golden Bull Limited, an exempted company incorporated under the laws of the Cayman Islands with registration number 319983, having its registered office at P.O. Box 613, Harbour Centre, George Town, Grand Cayman KY1-1107, Cayman Islands (the Seller); and

2	Sharp Whale Limited 鯨銳有限公司 a BVI company incorporated under the laws of British Virgin Islands with registered number 1886919, having its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. (the Purchaser).

WHEREAS

A	Point Cattle Holdings Limited (the Company) is registered as a BVI business company in the British Virgin Islands, short particulars of which are set out in Schedule 1;

B	All of the issued share(s) of the Company, comprising one (1) share of US$1.00 par value of a single class, is beneficially owned by the Seller (the Sale Share(s)); and

C	The Seller has agreed to sell and the Purchaser has agreed to purchase the Sale Share(s) on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following words and expressions shall have the following meanings:

Act means the BVI Business Companies Act 2004.

Affiliate of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreed Form means, in relation to a document, the form of that document as initialled for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may subsequently be agreed by them or on their behalf).

Company has the meaning given to it under Recital A.

Completion has the meaning given to it under Clause 4.1.

Completion Date means September 8, 2020.

Consideration has the meaning given to it under Clause 3.

Losses means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

Insolvency Proceedings means any formal insolvency proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding-up or striking-off, or any distress, execution or other process levied in the British Virgin Islands or, any event analogous to any such events in any jurisdiction outside the British Virgin Islands.

Parties means the Purchaser and the Seller, and Party shall mean either of them.

Person means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

Registered Agent means OSIRIS INTERNATIONAL TRUSTEES LIMITED of Coastal Building, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands, being the current registered agent of the Company under the Act.

Representative means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

Sale Share(s) has the meaning given to it under Recital B.

Security Interest means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

Surviving Provisions means Clause 7 (Miscellaneous), Clause 9 (Assignability), Clause 11 (Notices), Clause 12 (Confidentiality), Clause 13 (Costs and Expenses) and Clause 14 (Dispute Resolution) and Clause 15 (Governing Law).

Transaction Documents means this Agreement and any other documents referred to in this Agreement in Agreed Form.

USD or US$ means the lawful currency of the United States of America.

1.2	Interpretation

In this Agreement:

(a)	unless the contrary intention appears, a reference to:

(i)	this Agreement includes the Schedules to this Agreement;

(ii)	an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

(iii)	assets includes present and future assets and properties, revenues and rights of every description;

(iv)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(v)	indebtedness shall be construed so as to include any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a person includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation or other entity;

(vii)	a regulation includes any regulation, rule, official directive or guideline (whether or not having the force of law, but if not having the force of law, if compliance is customary) of any governmental, inter-governmental or supranational body, agency, department or regulatory or self-regulatory authority or organisation;

(viii)	a relevant jurisdiction in relation to any person means a jurisdiction in which that person is resident, domiciled, incorporated (in the case of corporate entities) or has citizenship (in the case of natural persons), or has a branch or place of business, or is in some other way connected;

(ix)	tax shall be construed so as to include any tax, fund, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying of the same);

(x)	a provision of law or regulation is a reference to that provision as amended or re-enacted;

(xi)	a Clause or Schedule is a reference to a clause in or schedule to this Agreement respectively;

(xii)	a person includes its successors, permitted transferees and assigns;

(xiii)	the singular shall include the plural and vice versa and words denoting the masculine gender shall include the feminine and neuter; and

(xiv)	a document is a reference to that document as amended.

(b)	The word including is to be construed as being by way of illustration or emphasis only and is not to be construed as, nor shall it take effect as, limiting the generality of any foregoing words.

(c)	Headings do not affect the interpretation of this Agreement.

2	SALE AND PURCHASE

The Seller shall sell, and the Purchaser shall purchase, the Sale Share(s) with effect from Completion, free from all claims, encumbrances, equities and Security Interests together with all rights attached or accruing thereto including the right to receive all distributions and dividends declared, paid or made in respect of the Sale Share(s) on or after Completion. The sale and purchase of the Sale Share(s) shall be on the terms of this Agreement.

3	CONSIDERATION

The price for the Sale Share(s) shall be US$10 and other good and valuable consideration (the Consideration) which shall be payable on Completion.

4	COMPLETION

4.1	Completion

Completion shall take place on the Completion Date at the offices of the Seller’s solicitors or at such other time and place as the parties may agree in writing.

4.2	Completion

At Completion:

(a)	the Purchaser shall transmit by electronic funds transfer in cleared funds the Consideration to the following bank account:

Account Name:	XMAX CHAIN LIMITED

Bank:	DAH SING BANK

Account number:	040 777 701 92437

Sort code:	DSBAHKHH

Bank Address	Shop Nos. A11-A14 & 110-112 Ground Floor Flora Plaza No 83 Pak Wo Road Fanling New Territories Hong Kong

or such other account nominated by the Seller and notified to the Purchaser in writing prior to Completion;

(b)	the Seller shall execute and deliver to the Purchaser an instrument of transfer in the form attached as Schedule 2 relating to the Sale Share(s) together with any share certificates (or in the case of any lost share certificates an indemnity satisfactory to the Purchaser) evidencing the Seller as holding title to the Sale Share(s);

(c)	the Seller shall procure that the Purchaser is entered in the Company’s register of members as the holder of the Sale Share(s) and a copy of the Company’s register of members certified as true by a director of the Company is provided to the Purchaser;

(d)	the Seller shall procure and deliver to the Purchaser letters signed by all of the director(s) and officer(s) of the Company resigning their office and waiving all claims against the Company for loss of office or otherwise in the form attached as Schedule 3;

(e)	the Seller shall deliver or procure the delivery to the Purchaser all of the documents and records of the Company in its possession, and the Company’s common seal;

(f)	the Seller shall procure that the Company revokes all powers of attorney granted by the Company (if any);

(g)	the Seller shall procure that the Company revokes all existing bank mandates granted by the Company (if any);

(h)	the Seller shall deliver or make available to the Purchaser a letter in the Agreed Form signed by a person identified by the current Registered Agent of the Company as their current “client of record” addressed to OSIRIS INTERNATIONAL TRUSTEES LIMITED as Registered Agent of the Company informing them of the change in ownership of the Company and instructing them to update the Company’s register of members and update the “client of record” to the Purchaser or a person designated by the Purchaser;

(i)	the Seller shall procure and deliver to the Purchaser a letter of resignation from the Company’s auditors in the agreed form resigning as auditors of the Company; and

(j)	the Seller shall procure that a resolution of the sole director and a resolution of the sole member of the Company is passed approving:

(i)	the registration of the transfer of the Sale Share(s);

(ii)	the updating of the Company’s register of members to reflect the Purchaser as holder of legal title to the Sale Share(s);

(iii)	the acceptance of the resignation of director(s) and officer(s) referred to above;

(iv)	the appointment of such persons as may be nominated by the Purchaser as director(s) and/or officer(s) of the Company; and

(v)	the updating of the Company’s register of directors to reflect (iii) and (iv) above.

5	REGISTERED AGENT

5.1	Transfer of Sale Share(s)

At Completion, the Seller shall provide the Registered Agent with a copy of the executed instrument of transfer referred to at Clause 4.2(b) and the resolutions referred to at 4.2(j) and shall advise the Registered Agent of the transfer of the Sale Share(s) under this Agreement and instruct the Registered Agent to update the copy of the Company’s register of shareholders and directors kept at its registered office.

5.2	Client of record

The Seller shall procure that the Purchaser is recorded by the Registered Agent as the legal and beneficial owner of and client of record with respect to the Sale Share(s) and the Company.

5.3	Registered Agent’s fees

The Seller shall pay all of the Registered Agent’s fees in respect of the administration of the Company up to and including the day of Completion, and the Purchaser shall be solely responsible for the payment of the Registered Agent’s fees subsequent to Completion.

5.4	Due diligence information

The Purchaser shall be responsible for supplying to the Registered Agent all necessary identification and due diligence information to enable the Registered Agent to comply with applicable anti-money laundering regulations and procedures.

6	REPRESENTATIONS

6.1	General representations

Each Party to this Agreement represents and warrants to the other Party and agrees that it has represented and warranted to the other Party to induce them to enter into this Agreement that:

(a)	it has full legal power, capacity and authorisation to enter into and to exercise its rights and perform its obligations under, and has taken all necessary action to authorise the entry into, performance and delivery of this Agreement;

(b)	the obligations expressed to be assumed by it under this Agreement are its legal, valid and binding obligations enforceable in accordance with their terms;

(c)	in any proceedings taken in a relevant jurisdiction of such Party, the choice of the laws of the British Virgin Islands as governing law of this Agreement and any judgment obtained in the British Virgin Islands will be recognised and enforced;

(d)	this Agreement is not subject to any registration or filing requirements, or any stamp duty or similar documentary tax in any relevant jurisdiction;

(e)	it has not taken any corporate action and no other steps have been taken or legal proceedings been started or (to the best of such Party’s knowledge and belief) threatened against it for its winding-up, bankruptcy, dissolution or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets; and

(f)	it is entering into this Agreement as principal and solely for its own account, and not as the agent, trustee or partner of any other person.

6.2	Purchaser’s Representations

The Purchaser represents and warrants to the Seller and agrees that it has represented and warranted to the Seller to induce it to enter into this Agreement that:

(a)	the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. The Purchaser has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms;

(b)	the execution, delivery and performance by the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, memorandum and articles of association or other organizational documents of the Purchaser; (ii) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to the Purchaser; or (iii) require the consent, notice or other action by any Person under any contract to which the Purchaser is a party. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby;

(c)	the Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Consideration and consummate the transactions contemplated by this Agreement; and

(d)	there are no actions pending or, to the Purchaser’s knowledge, threatened against or by the Purchaser or any Affiliate of the Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such action.

6.3	Seller’s Representations

The Seller represents and warrants to the Purchaser and agrees that it has represented and warranted to the Purchaser to induce it to enter into this Agreement that:

(a)	the Company is duly incorporated and in good legal standing under the laws of the British Virgin Islands;

(b)	the Sale Share(s) represent 100% of the issued shares in the Company;

(c)	the Sale Share(s) are fully paid up and non-assessable, and are not subject to forfeiture;

(d)	the Seller is the sole legal and beneficial owner of the Sale Share(s) and no person has any right, contractual or otherwise, to acquire any of the Sale Share(s);

(e)	the Sale Share(s) are not subject to any Security Interest or other third party rights (legal or equitable) and there is no agreement or commitment to give or create any of the foregoing;

(f)	the Sale Share(s) are not subject to compulsory acquisition, purchase or redemption pursuant to any subscription agreement or similar document nor the designations, powers, preferences, rights, qualifications, limitations, and restrictions (if any) with which the Sale Share(s) were issued;

(g)	there are no outstanding options, warrants, rights, allotments or other interests in any of the unissued shares of the Company in favour of any person and there is no agreement or commitment to give or create any of the foregoing;

(h)	except as set forth on Schedule 6.3(h) attached hereto, the Company is not party to or bound by any agreement, deed, undertaking or other contractual obligations whatsoever;

(i)	the Company legally and beneficially owns, free from any Security Interests, all of its assets, properties and investments and all of the assets, properties and investments necessary to carry on its business in all respects as currently carried on;

(j)	except as set forth on Schedule 6.3(j), the Company is not at present subject to any legal, arbitration or other proceedings in any jurisdiction, and no such proceedings have been threatened;

(k)	the Company has no outstanding, prospective or contingent indebtedness, obligations or liabilities (including tax liabilities) of any kind to any person;

(l)	the Company is not liable to be assessed for tax on any income, capital gain or otherwise in relation to any matters arising or occurring prior to Completion;

(m)	no person other than the Seller has asserted any claim to the Sale Share(s), the Company or any of the Company’s property, assets or undertaking;

(n)	the Company has complied in all respects with the provisions of the Act and all returns, particulars, minutes, resolutions and other documents required to be filed with or delivered to the Registrar of Corporate Affairs by the Company, have in all material respects been correctly and properly prepared and so filed and delivered. The Company’s register of members and other statutory books and records (financial and otherwise) have in all material respects been properly kept in accordance with the Act and contain in all material respects an accurate and complete record of all matters required to be entered therein;

(o)	no Insolvency Proceedings have been commenced in relation to the Company or (if applicable) any part of its assets or undertaking; and

(p)	the Company has not received written notice from any lenders of money to the Company requiring repayment or enforcing by such lenders of any security which they may hold over any assets of the Company.

6.4	Reliance

Each Party acknowledges and agrees that each other Party has entered into this Agreement on the basis of the representations made in this Clause 6.

7	MISCELLANEOUS

7.1	Whole Agreement

This Agreement (and any documents referred to in it) contains the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersedes all previous understandings and agreements between the Parties relating to these transactions. Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement and any documents referred to in it) made by or on behalf of the other Party or any other person whatsoever before the execution of this Agreement. Each Party waives all rights and remedies which, but for this Clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this Clause shall limit or exclude any liability for wilful misconduct or fraud.

7.2	Invalidity

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

7.3	No waiver

No delay or omission on the part of any Party in exercising any right, power or remedy provided by the law of any jurisdictions or under this Agreement shall:

(a)	impair such right, power or remedy; or

(b)	operate as a waiver thereof.

No waiver of any right or rights arising under this Agreement shall be effective unless such waiver is in writing and signed by the Party or Parties whose rights are being waived.

7.4	Counterparts

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.5	Gross-up

All payments to be made under this Agreement shall be made in cleared funds, without any deduction and free and clear of and without deduction for or on account of any taxes, levies, imports, duties, charges, fees and withholdings of any nature now or hereafter imposed by any governmental, fiscal or other authority save as required by law. If a Party to this Agreement is compelled to make any such deduction, it will pay to the receiving Party such additional amounts as are necessary to ensure receipt by the receiving Party of the full amount which that Party would have received but for the deduction.

7.6	Voidable payments

If any payment or transfer of any property under this Agreement is capable of being avoided or otherwise set aside on the insolvency, liquidation, bankruptcy or administration of any person (including any Party) or otherwise, then that amount shall not be considered to have been paid or property transferred for the purposes of this Agreement.

7.7	Amendment

This Agreement may only be amended by an instrument in writing signed by each Party to this Agreement.

7.8	Time of the essence

Time shall be of the essence in this Agreement.

7.9	Limit to Parties’ relationships

This Agreement shall not be deemed to create any partnership, joint venture, agency, fiduciary or employment relationship between the Parties. No Party holds itself out as the agent or partner of any other Party.

8	FURTHER ASSURANCE

At or after Completion, the Seller shall execute all such documents and do or cause to be done all such other things as the Purchaser may from time to time reasonably require in order to vest in the Purchaser legal title to and the benefit of the Sale Share(s).

9	INDEMNIFICATION

Despite of the other terms and conditions of this Agreement, the Purchaser shall indemnify and defend each of the Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Completion Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)	any breach or non-fulfilment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement; or

(c)	the Company’s or its Affiliates’ business within the territory of China (including but not limited to Mainland China, Hong Kong, Macau, and Taiwan).

10	ASSIGNABILITY

No Party to this Agreement may assign, transfer or dispose of its rights and/or obligations arising under, out of or in connection with this Agreement to any other person without the prior written consent of the other Party.

11	NOTICES

11.1	Deemed receipt

All notices or other communications under or in connection with this Agreement or a Transaction Document shall be given in writing and may be made by facsimile or electronic mail. Any such notice will be deemed to be given as follows:

(a)	if by hand or by international courier, upon delivery;

(b)	if by post, on the tenth day after the letter was posted;

(c)	if by facsimile, when received in legible form; and

(d)	if by electronic mail, when the recipient acknowledges receipt.

11.2	Transmission confirmation

For the purposes of Clause 11.1© (Deemed receipt), a transmission confirmation which indicates that all pages of the facsimile were successfully transmitted shall be prima facie evidence that the notice was received in legible form, and any party asserting that such notice was not received in legible form shall bear the burden of proving that such notice was not received in legible form.

11.3	Language

All communications and notices provided or given in connection with this Agreement and any Transaction Document shall be:

(a)	in English; or

(b)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

11.4	Addresses for notices

(a)	Any notice may be served on Purchaser at the following address:

Name:	Erke Huang

Address:	3603, 36/F., Tower 2, Metroplaza, 223 Hing Fong Rd., Kwai Fong, NT, Hong Kong.

Facsimile:	N/A

E-mail:	erkeh@bit-digital.com

Attention:	N/A

or such other address as the Purchaser shall give written notice of to each other Party.

(b)	Any notice may be served on Seller at the following address:

Name:

Address:	Room 3C, 14/F., Block A, Po Yip Building , 62-70 Texaco Road, Tsuen Wan, N.T, Hong Kong

Facsimile:	N/A

E-mail:	Info.sharpwhalelimited@gmail.com

Attention:	N/A

or such other address as the Seller shall give written notice of to each other Party.

12	CONFIDENTIALITY

12.1	Agreement confidential

This Agreement and its existence are confidential. No Party may disclose this Agreement, the existence of this Agreement or its contents to any other person except:

(a)	as may be required by law;

(b)	in connection with any proceedings for the resolution of any dispute arising between the Parties under this Agreement; or

(c)	with the prior written consent of the other Party.

12.2	Notification of disclosure

If any Party is required to disclose any information regarding this Agreement or its existence by law they shall notify the other Party in writing as soon as is reasonably possible after such disclosure has been made.

13	COSTS AND EXPENSES

(a)	Each Party shall be responsible for the payment of its own costs and expenses in connection with the preparation, execution and carrying into effect of this Agreement.

(b)	The Purchaser shall be responsible for the costs and expenses of the Registered Agent in relation to the Company after Completion.

14	DISPUTE RESOLUTION

14.1	Submission

The courts of the British Virgin Islands shall have exclusive jurisdiction to settle any disputes in connection with this Agreement and accordingly irrevocably submit to the jurisdiction of the British Virgin Islands courts.

14.2	Service of Process

(a)	Without prejudice to any other mode of service, the Purchaser:

(i)	irrevocably appoints Peter Law of K.B. CHAU & CO., SOLICITORS & NOTARIES as its agent for service of process the Company in relation to any proceedings before the British Virgin Islands courts in connection with this Agreement; and

(ii)	agrees that failure by a process agent to notify the Purchaser of the process will not invalidate the proceedings concerned.

(b)	Without prejudice to any other mode of service, the Seller:

(i)	irrevocably appoints Annie Liu of HARNEYS as its agent for service of process the Company in relation to any proceedings before the British Virgin Islands courts in connection with this Agreement; and

(ii)	agrees that failure by a process agent to notify the Seller of the process will not invalidate the proceedings concerned.

(c)	Each Party consents to the service of process relating to any such proceedings:

(i)	by prepaid posting of a copy of the process to its address for the time being applying under Clause 11;

(ii)	by service on it at its registered office; and

(iii)	in relation to proceedings before the British Virgin Islands courts, by service on its agent for receiving service of process.

14.3	Forum convenience and enforcement abroad

Each Party:

(a)	waives objection to the British Virgin Islands courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement; and

(b)	agrees that a judgment or order of a British Virgin Islands court in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

15	GOVERNING LAW

This Agreement and the relationship between the Parties in relation to the subject matter of this Agreement shall be governed exclusively by British Virgin Islands law.

Schedule 1

Details of the Company

Date of incorporation:		27 February 2017

Registered number:		1937989

Registered office:		Coastal Building, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands

Shares,	Authorised:	50,000 shares of US$1,.00 par value of a single class

	Issued:	1 share of US$1.00 par value of a single class

Shareholder(s):		Golden Bull Limited

Director(s):		ZENG, ER XIN

Schedule 2

Form of share transfer

POINT CATTLE HOLDINGS LIMITED

(BVI Business Company No. 1937989)

a British Virgin Islands Business Company

(the Company)

SHARE TRANSFER

We, Golden Bull Limited of P.O. Box 613, Harbour Centre, George Town, Grand Cayman KY1-1107, Cayman Islands (the Transferor) DO HEREBY TRANSFER to Sharp Whale Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the Transferee) one (1) share of US$1.00 par value standing in our name in the Company’s register of members.

The hand of the Transferor this 8th day of September, 2020.

Golden Bull Limited

Schedule 3

Form of Director(s)’ Letter of Resignation

September 8, 2020

Point Cattle Holdings Limited
Coastal Building, Wickham’s Cay II

P.O. Box 2221, Road Town

Tortola
British Virgin Islands

Dear Sir or Madam

Resignation as a director of Point Cattle Holdings Limited (the Company)

I hereby resign with immediate effect as a director of the Company.

I confirm that I have no claims whatsoever against the Company in relation to my loss of office or otherwise, but to the extent that I may have any such claim, I hereby irrevocably waive the same.

Yours faithfully

ZENG, ER XIN Director

SCHEDULE 6.3 (h)

Contractual Obligations

In March 2017, the wholly owned Hong Kong subsidiary, Point Cattle Group Company Limited was established, which formed Shanghai Fuyu Information and Technology Co., Ltd., its wholly owned subsidiary in PRC (the “WFOE”). Through the contractual arrangements between the WFOE, Dianniu and the majority shareholders of Dianniu, Point Cattle Holdings Limited controls 93.2% of Dianniu. These contractual arrangements allow Point Cattle Holdings Limited to effectively control and derive 93.2% of the economic interest from Dianniu.

In addition to Dianniu, the WFOE has entered into a series of contracts with Shanghai Baoxun Advertisement Design Co., Ltd. (“Baoxun”), a company formed in February 2017 under the laws of PRC, and Baoxun’s shareholders. Baoxun currently does not have any operations.

In 2018, Dianniu and Baoxun formed two wholly owned subsidiaries, Shanghai Youwang Vehicle Rental Limited (“Shanghai Youwang”) and Shanghai Xingjiuhao Network Technology Limited (“Shanghai Xingjiuhao” or the “Xingjiuhao”) under the laws of PRC.

In establishing the business, the Company has used a variable interest entity, or VIE, structure. In the PRC, investment activities by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and is amended from time to time by the PRC Ministry of Commerce, or MOFCOM, and the PRC National Development and Reform Commission, or NDRC. The Catalog divides industries into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC regulations.

The Company and the WFOE are considered as foreign investors or foreign invested enterprises under PRC law. The provision of internet financing services providing value-add telecommunications business, which we previously conducted through our VIE, is within the category under the Catalog in which foreign investment is currently restricted, which makes a VIE structure necessary. In addition, we intend to centralize our management and operation in the PRC without being restricted to conduct certain business activities which are important for our current or future business but are restricted or might be restricted in the future. As such, we believe the agreements between the WFOE and Dianniu are essential for our business operation. These contractual arrangements with Dianniu and its shareholders enable us to exercise effective control over Dianniu and hence consolidate its financial results as our VIE.

In our case, the WFOE effectively assumed management of the business activities of Dianniu through a series of agreements which are referred to as the VIE Agreements. The VIE Agreements are comprised of a series of agreements and amendments to some of the agreements, including Equity Pledge Agreements and an Amendment, a Technical Consultation and Service Agreement and an Amendment to it, a Business Cooperation Agreement and an Amendment to it, Equity Option Agreements and an Amendment, and Voting Rights Proxy and Finance Supporting Agreements and an Amendment. Through the VIE Agreements, the WFOE has the right to advise, consult, manage and operate Dianniu for an annual consulting service fee in the amount of 93.2% of Dianniu’s net profit. Three Shareholders of Dianniu,Erxin Zeng, Xiaohui Liu and Qian Lai Qian Wang (Shanghai) Equity Investment Fund Management Co., Ltd. (the “Dianniu Participating Shareholders”) have each pledged all of their right, title and equity interests in Dianniu as security for the WFOE to collect consulting services fees provided to Dianniu through the Equity Pledge Agreement. In order to further reinforce the WFOE’s rights to control and operate Dianniu, the Dianniu Participating Shareholders have granted the WFOE an exclusive right and option to acquire all of their equity interests in Dianniu through the Equity Option Agreement.

The material terms of the VIE Agreements with Dianniu are as follows:

Technical Consultation and Service Agreement. Pursuant to the Technical Consultation and Service Agreement between WFOE and Dianniu dated June 8, 2017, as amended by the Amendment to Technical Consultation and Service Agreement between WFOE and Dianniu dated December 4, 2017, WFOE has the exclusive right to provide consultation and services to Dianniu in the area of fund, human, technology and intellectual property rights. For such services, Dianniu agrees to pay service fees in the amount of 93.2% of its net income and also has the obligation to absorb 93.2% of Dianniu’s losses. WFOE exclusively owns any intellectual property rights arising from the performance of this Technical Consultation and Service Agreement. The amount of service fees and payment term can be amended by the WFOE and Dianniu’s consultation and the implementation. The term of the Technical Consultation and Service Agreement is 20 years. WFOE may terminate this agreement at any time by giving 30 day’s written notice to Dianniu.

Business Cooperation Agreement. Pursuant to the Business Cooperation Agreement between WFOE and Dianniu dated June 8, 2017, as amended by the Amendment to Business Cooperation Agreement between WFOE and Dianniu dated December 4, 2017, WFOE has the exclusive right to provide Dianniu with technical support, business support and related consulting services, including but not limited to technical services, business consultations, equipment or property leasing, marketing consultancy, system integration, product research and development, and system maintenance. In exchange, WFOE is entitled to a service fee that equals to 93.2% of the net income of Dianniu determined by U.S. GAAP, the service fees may be adjusted based on the services rendered by WFOE in that month and the operational needs of Dianniu. WFOE also exclusively owns any intellectual property rights arising from the performance of the Business Cooperation Agreement. The Business Cooperation Agreement shall remain effective unless it is terminated or is compelled to terminate under applicable PRC laws and regulations. WFOE may terminate this Business Cooperation Agreement at any time by giving 30 days’ prior written notice to Dianniu.

Equity Pledge Agreement. Pursuant to the Equity Pledge Agreements among WFOE, Dianniu and Dianniu Participating Shareholders dated June 8, 2017 and the Amendment to Equity Pledge Agreement among WFOE, Dianniu and Xiaohui Liu dated December 4, 2017, Dianniu Participating Shareholders pledged all of their equity interests in Dianniu to WFOE to guarantee Dianniu’s performance of relevant obligations and indebtedness under the Technical Consultation and Service Agreement and other control agreements (“Control Agreement”). In addition, Dianniu Participating Shareholders have completed the registration of the equity pledge under the Equity Pledge Agreement with the competent local authority. If Dianniu breaches its obligation under the Control Agreement, WFOE, as pledgee, will be entitled to certain rights, including the right to dispose the pledged equity interests in order to recover these breached amounts. The Pledge shall be continuously valid until all of the Dianniu Participating Shareholders are no longer shareholders of Dianniu or the satisfaction of all its obligations by Dianniu under the Control Agreements.

Equity Option Agreement. Pursuant to the Equity Option Agreements among WFOE, Dianniu and Dianniu Participating Shareholders dated June 8, 2017 and the Amendment to Equity Option Agreement among WFOE, Dianniu and Xiaohui Liu dated December 4, 2017, WFOE has the exclusive right to require each Dianniu Participating Shareholder to fulfill and complete all approval and registration procedures required under PRC laws for WFOE to purchase, or designate one or more persons to purchase, each Dianniu Participating Shareholder’s equity interests in Dianniu, once or at multiple times at any time in part or in whole at WFOE’s sole and absolute discretion. The purchase price shall be the lowest price allowed by PRC laws. The Equity Option Agreements shall remain effective until all the equity interest owned by each Dianniu Participating Shareholder has been legally transferred to WFOE or its designee(s).

Voting Rights Proxy and Financial Supporting Agreement. Pursuant to the Voting Rights Proxy and Financial Supporting Agreements among WFOE, Dianniu and Dianniu Participating Shareholders dated June 8, 2017 and pursuant to the Amendment to Voting Rights Proxy and Financial Supporting Agreement among WFOE, Dianniu and Xiaohui Liu dated December 4, 2017, each Dianniu Participating Shareholder irrevocably appointed WFOE or WFOE’s designee to exercise all his or her rights as Dianniu Participating Shareholders under the Articles of Association of Dianniu, including but not limited to the power to exercise all shareholder’s voting rights with respect to all matters to be discussed and voted in the shareholders’ meeting of Dianniu. The term of the Voting Rights Proxy and Financial Supporting Agreements is 20 years.

The WFOE has also entered into a series of VIE agreements with Baoxun, and Baoxun’s shareholders, upon the same materials terms as described above. Baoxun currently does not have any operations. However, we expect that in the future Baoxun will engage in the design and production of online advertisement and marketing survey services for online marketplaces. Social survey, including marketing survey service, is within the category in which foreign investment is restricted pursuant to the Catalog.

The material terms of the VIE Agreements with Baoxun are as follows:

Technical Consultation and Service Agreement. Pursuant to the Technical Consultation and Service Agreement between WFOE and Baoxun dated June 8, 2017, WFOE has the exclusive right to provide consultation and technology services to Baoxun in the areas of finance, human resource, technology and intellectual property rights. For such services, Baoxun agrees to pay an annual service fee in the amount of 100% of its net income as determined in accordance with U.S. GAAP and a quarterly flowing charge and also has the obligation to absorb 100% of Baoxun’s net loss determined in accordance with U.S. GAAP. WFOE exclusively owns any intellectual property rights arising from the performance of this Technical Consultation and Service Agreement. The service fees can be adjusted by the parties upon the request of the WFOE. The term of the Technical Consultation and Service Agreement is 20 years. WFOE may terminate this agreement at any time by giving 30 days’ written notice to Baoxun.

Business Cooperation Agreement. Pursuant to the Business Cooperation Agreement between WFOE and Baoxun dated June 8, 2017, WFOE has the exclusive right to provide Baoxun with technical support, business support and related consulting services, including but not limited to technical services, business consultation, equipment and property leasing, marketing consulting, system integration, product research and development, and system maintenance. In exchange, WFOE is entitled to a service fee that equals to 100% of the net income of Baoxun determined by U.S. GAAP and absorb all the losses of Baoxun determined in accordance with U.S. GAAP. The service fees may be adjusted based on the services rendered by WFOE in that month and the operational needs of Baoxun. WFOE also exclusively owns any intellectual property rights arising from the performance of the Business Cooperation Agreement. The Business Cooperation Agreement shall maintain effective unless it is terminated by WFOE upon 30 days’ written notice or in accordance with applicable PRC laws and regulations. WFOE may terminate this Business Cooperation Agreement at any time by giving 30 days’ prior written notice to Baoxun.

Equity Pledge Agreements. Pursuant to the Equity Pledge Agreements among WFOE, Baoxun and all the shareholders of Baoxun (“Baoxun Shareholders”) dated June 8, 2017, Baoxun Shareholders pledged all of their equity interests in Baoxun to WFOE to guarantee Baoxun’s performance of its obligations under the Technical Consultation and Service Agreement and other control agreements (“Baoxun Control Agreements”). The equity pledge shall become effective on such date when the pledge has been registered with relevant local authority. Baoxun Shareholders have completed the registration of the equity pledge with the competent local authority. If Baoxun breaches its obligation under the Baoxun Control Agreement, WFOE, as pledgee, will be entitled to certain rights, including the right to dispose the pledged equity interests. The Equity Pledge Agreement is valid until the satisfaction of all its obligations by Baoxun under the Baoxun Control Agreements.

Equity Option Agreements. Pursuant to the Equity Option Agreements among WFOE, Baoxun and Baoxun Shareholders dated June 8, 2017, for a consideration of RMB 1, WFOE is granted an option to require each Baoxun Shareholder to fulfill and complete all approval and registration procedures required under PRC laws for WFOE or its designee to purchase Baoxun Shareholders’ equity interests in Baoxun, once or at multiple times at any time in part or in whole at WFOE’s sole and absolute discretion. The purchase price shall be the lowest price allowed by PRC laws. The Equity Option Agreement shall remain effective until all the equity interest owned by each Baoxun Shareholder has been legally transferred to WFOE or its designee(s).

Voting Rights Proxy and Financial Supporting Agreements. Pursuant to the Voting Rights Proxy and Financial Supporting Agreements among WFOE, Baoxun and Baoxun Shareholders dated June 8, 2017, each Baoxun Shareholder irrevocably appointed WFOE or its designee to exercise all his or her rights as Baoxun Shareholders under the Articles of Association of Baoxun, including but not limited to the power to exercise all shareholder’s voting rights with respect to all matters to be discussed and voted in the shareholders’ meeting of Baoxun. The Baoxun Shareholders also agree to provide necessary financial support to Baoxun in connection with its operation. The term of the Voting Rights Proxy and Finance Supporting Agreements is 20 years.

SCHEDULE 6.3 (j)

Legal Proceedings

On October 24, 2019, the Pudong Branch of the Shanghai Public Security Bureau announced on its website that it has completed its investigations against Shanghai Dianniu Internet Finance Information Service Co., Ltd., the variable interest entity of the company, for suspected illegal collection of public deposits. As of the date of this agreement, the final outcome of investigation was still not published. The management determined to temporarily suspend the “peer-to-peer” lending business from October 2019.

EXECUTION PAGE

This Agreement has been entered into on the date first above written.

Executed for and on behalf of	)
Golden Bull Limited	)
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Executed for and on behalf of	)
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Sharp Whale Limited	)
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